[Mutual Funds, Inc.]

Sub-Item 77Q1: (e) Copies of any new or amended Registrant investment advisory contracts:

We hereby incorporate by reference the following agreements which were filed during the period:

1. Amendment Number 13 to Investment Management Agreement filed as Exhibit Item 23 d.xiv in the SEC filing on May 17, 2006 under Conformed Submission Type 485APOS for The Hartford Mutual Funds, CIK 0001006415, accession number 0000950135-06-003556.